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                                  EXHIBIT 16.1

                       [LETTERHEAD OF ARTHUR ANDERSEN LLP]



June 3, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second, third and fourth paragraphs of item 4 included in the Form 8-K dated May 30, 2002 of Predictive Systems, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours

/s/ Arthur Andersen LLP

Arthur Andersen LLP

CC: Mr. Neeraj Sethi, Predictive Systems, Inc.